Exhibit 99.2
Mt. Pleasant, Michigan, November 4, 2009 - Dennis P. Angner, President and CEO of Isabella Bank Corporation (ISBA) announced today the net income for the first nine months of 2009 was $5.73 million versus $6.14 million for the same period in 2008, a 6.67% decrease. The decrease in net income was related principally to a $1.25 million increase in Federal Deposit Insurance Premiums (FDIC) and a $774,000 increase in provision for loan losses offset by an increase in gross interest income of $2.0 million. Assets as of September 30, 2009 were $1.13 billion; and assets under management, which includes loans sold and serviced, trust assets, and assets in the Corporation’s Raymond James brokerage operations, totaled $1.69 billion.
Although Isabella Bank has attained the lowest risk rating assigned by the FDIC, FDIC premiums for the first nine months increased from $161,000 in 2008 to $1.41 million in 2009. On September 29, 2009, the FDIC announced a proposal to require insured institutions to prepay their 2010, 2011, and 2012 premium assessments to provide liquidity to the FDIC’s insurance fund. The Corporation estimates the prepayment of its FDIC premiums will require approximately $4.7 million of available cash reserves, reducing our funds available for lending and investments.
Through September 30, 2009, the provision for loan losses exceeded net loans charged-off by $645,000 as the Corporation continues to conservatively maintain an adequate allowance for loan losses in light of the most severe national recession in the past 60 years. The allowance for loan losses as a percentage of total loans was 1.74% at September 30, 2009 versus 1.63% at year end 2008.
The Corporation’s asset quality as of September 30, 2009 continues to be above average as evidenced by a relatively low 0.97% of total assets that are classified as “non-performing” versus 3.0% average as of June 30, 2009 for all banks headquartered in the State of Michigan. The Corporation’s risk based capital to risk adjusted total assets ratio was 14.06% at the end of the third quarter and is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
Individuals who wish to purchase Isabella Bank Corporation shares may contact the Raymond James branch (989-773-3585) located at Isabella Bank. For current stock information please visit www.isabellabank.com and click on the Investor Relations tab.
If you have any comments or questions please feel free to call Mary Olivieri at 989-779-6234 or e-mail me at molivieri@isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.